Exhibit (a)(1)(E)
TOWNSQUARE MEDIA, INC.
TERMS OF ELECTION
BY PARTICIPATING IN THE OFFER, YOU AGREE TO ALL TERMS SET FORTH IN THE OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS, DATED JULY18, 2018 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “EXCHANGE OFFER”). DEFINED TERMS USED HEREIN WITHOUT DEFINITION HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE EXCHANGE OFFER.
If you would like to participate in the Exchange Offer, you must notify the Company of your election to exchange your eligible options before the Exchange Offer expires. You may notify us of your election by completing an Election Form and delivering it to the Company according to the instructions accompanying the form so that we receive it before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that we receive your election form by the expiration of the Exchange Offer. You can request an additional election form by emailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, Executive Vice President and General Counsel, at (203) 861-0900.
If you previously submitted an election form to surrender your eligible options, you can change or withdraw your previous elections by completing a new election form or notice of withdrawal and delivering it to the Company according to the instructions accompanying the form or notice so that we receive it before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). Your new properly completed and submitted election will replace your previous election, provided that it is received by us before the expiration of the Exchange Offer. You must allow for adequate delivery time to ensure that we receive your new election by the expiration of the Exchange Offer. In order to receive an additional election form or notice of withdrawal, you may request such form by emailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, Executive Vice President and General Counsel, at (203) 861-0900.
By electing to exchange your eligible options, you understand and agree to all of the following:

1.
I hereby agree to (i) accept the grant by Townsquare of my eligible options indicated on my election form, to the extent not previously accepted and (ii) exchange all of my eligible options as indicated on my election form for replacement options on the terms of the Exchange Offer as set forth in the Exchange Offer, the 2014 Incentive Plan, the applicable award agreement and my Election Form of which I hereby acknowledge receipt. All of my eligible options will be cancelled upon Townsquare’s acceptance of my surrender of such eligible options. Any replacement options will be granted to me on the first business day following the expiration of the Exchange Offer, in accordance with the terms of the Exchange Offer.

2.
The Exchange Offer is currently set to expire at 11:59 p.m. Eastern Time on August 16, 2018, unless Townsquare, in its sole discretion, extends the period of time during which the Exchange Offer will remain open.

3.
If I cease to be an executive officer, employee or director of Townsquare or its subsidiaries before the expiration of the Exchange Offer, I will not receive any replacement options. Instead, my current eligible options will not be exchanged and such options will continue to be governed by their existing terms and conditions.

4.
Until 11:59 p.m. Eastern Time on August 16, 2018, I will have the right to withdraw the election that I have made with respect to all of my eligible options. HOWEVER, AFTER THAT TIME I WILL HAVE NO ABILITY TO CHANGE MY ELECTION. The last properly submitted election received by Townsquare prior to the expiration of the Exchange Offer shall be binding upon Townsquare’s acceptance thereof.

5.
The tender of my eligible options will constitute my acceptance of all of the terms and conditions of these Terms of Election, my Election Form, the Exchange Offer, the award agreement with respect to my replacement options and the 2014 Incentive Plan (the “Offer Documents”). Acceptance by Townsquare of my eligible options pursuant to the Exchange Offer will constitute a binding agreement between Townsquare and me upon the terms and subject to the conditions of the Offer Documents.

6.
I understand that I must clearly mark the “YES” box indicating that I want to exchange my eligible options, and I understand that if I do not make such an election on my Election Form or that if my election is not clearly marked Townsquare will be entitled, in its sole discretion, either to (a) request that I return a new Election Form indicating my election or (b) reject my Election Form and not exchange any of my eligible options. I further understand that if my Election Form is rejected for any reason that none of my eligible options will be exchanged and such options will continue to be governed by their existing terms and conditions. I further understand that if I mark “YES” with respect to my eligible options on my Election Form, I must exchange all of my outstanding eligible options and that I cannot elect to exchange my eligible options on a grant-by-grant basis.

7.
I understand that the replacement options that I receive in the Exchange Offer will (i) be non-qualified stock options for U.S. federal income tax purposes, (ii) be subject to the 2014 Incentive Plan, as amended and restated from time to time, and the applicable option award agreements, (iii) be exercisable for the same class of shares of Townsquare common stock as the corresponding eligible options I am surrendering for exchange and (iv) have an exercise price equal to the closing price of Townsquare’s Class A common stock on the date the Option Exchange expires as reported on the NYSE plus $0.50.

8.	I represent that I am the registered holder of the eligible options tendered hereby, and my name and other information appearing on the election form(s) are true and correct.

9.	I understand that I am not required to tender my eligible options pursuant to the Exchange Offer.

10.
I acknowledge that Townsquare makes no forecast or projection regarding the future trading prices of Townsquare common stock. The trading price of Townsquare common stock has been volatile and there can be no assurance that the price of Townsquare common stock will increase after the date the replacement options are granted.

11.
I ACKNOWLEDGE THAT NONE OF TOWNSQUARE, ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, ADVISORS OR AGENTS OR ANY OTHER THIRD PARTIES THAT ARE ASSISTING TOWNSQUARE IN IMPLEMENTING THE EXCHANGE OFFER CAN GIVE ME LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE EXCHANGE OFFER AND I HAVE BEEN ADVISED TO CONSULT WITH MY PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL, TAX AND OTHER ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE EXCHANGE OFFER.

12.
Under certain circumstances set forth in the Exchange Offer, Townsquare may terminate or amend the Exchange Offer and postpone its acceptance of the eligible options I have elected to exchange. Should the eligible options tendered herewith not be accepted for exchange for any reason, including the termination of the Exchange Offer, such options will continue to be governed by their existing terms and conditions.

13.	I understand that: (i) the value of any shares of Townsquare common stock obtained upon exercise of the replacement options granted pursuant to the Exchange Offer is an extraordinary item which is outside the scope of my employment or service contract, if any; and (ii) the replacement options and the shares acquired upon exercise are not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, dismissal, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.
I understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Exchange Offer resulting from termination of my employment or service with Townsquare or any of its subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws), and I irrevocably release Townsquare and its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.

15.
Regardless of any action that Townsquare or its subsidiaries takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax-related withholding related to the Exchange Offer and the replacement options (“Tax-Related Items”), I understand that the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by Townsquare or its subsidiaries, if any. I further acknowledge that Townsquare and/or its subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Exchange Offer and the replacement options including, but not limited to, the exchange of eligible options, grant, vesting of the replacement options, the issuance of shares of Townsquare common stock upon vesting of the replacement options or the subsequent sale of shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the Exchange Offer or new replacement options to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of the grant of the new replacement options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that Townsquare and/or any of its subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize Townsquare and/or any of its subsidiaries to withhold all Tax-Related Items legally payable by me pursuant to the terms of my new replacement option agreement and the 2014 Incentive Plan.

16.
I understand that to administer the Exchange Offer, Townsquare must collect, use and transfer, in electronic and other form, certain information regarding me and my eligible option grants, including, but not limited to, my name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock held in Townsquare or its subsidiaries and details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in my favor (“Data”). I further understand that Townsquare may be required to share the Data with third parties who are assisting with the Exchange Offer. By submitting my election, I acknowledge and agree that:

•	the parties receiving my Data may be located in the United States or elsewhere, and the recipient’s country may have different data privacy laws and protections than my home country;

•	the Data will be held only as long as necessary to implement, administer and manage the Exchange Offer;

•
I can request from Townsquare a list of the names and addresses of the recipients of the Data by contacting Townsquare and I can request additional information about how the Data is stored and processed; and

•	I can request that my Data be amended if it is incorrect.
By submitting an election form, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my Data by Townsquare, its subsidiaries and affiliates and the third parties assisting Townsquare with the Exchange Offer, for the exclusive purpose of implementing, administering and managing my participation in the Exchange Offer. Please contact Townsquare if you have any questions.

17.
I understand that all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible options will be determined by Townsquare in its sole discretion. I further understand that neither Townsquare nor any other person is obligated to give me notice of any defects or irregularities in surrenders and that no surrender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by me unless waived by Townsquare in its sole discretion.

18.
If I have marked “YES” in my election form, I hereby represent and warrant that I have full power and authority to elect to surrender my eligible options and that, when and to the extent such eligible options are accepted by Townsquare, such eligible options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that (i) I am not married and do not have a registered domestic partner, (ii) my spouse or registered domestic partner has no community or other marital property rights in the eligible options or replacement options, or (iii) my spouse or registered domestic partner has consented to and agreed to be bound by my elections and the election form.

19.
Upon request, I agree to execute and deliver any additional documents deemed by Townsquare (in its sole and absolute discretion) to be necessary or desirable to complete the exchange of the eligible options I am electing to exchange. I understand that my failure to execute and deliver any additional documents may cause my eligible options to not be exchanged.

20.
I hereby sell, assign and transfer to Townsquare all right, title and interest in and to all of the eligible options that I am surrendering for exchange as specified in my election form (subject to my right to withdraw or change my elections prior to the expiration of the Exchange Offer).

I understand that none of the officers or employees of Townsquare, the Board of Directors of Townsquare or any committee of the Board of Directors of Townsquare is making any recommendation as to whether I should exchange or refrain from exchanging my eligible options, and that I must make my own decision whether to tender my eligible options, taking into account my own personal circumstances and preferences. I understand that the new replacement options may decline in value. I further understand that past and current market prices of Townsquare common stock may provide little or no basis for predicting what the market price of Townsquare common stock will be in the event I elect to exchange my eligible options in accordance with the terms of the Exchange Offer or at any other time in the future. I acknowledge that I have had the opportunity to consult with my personal legal, financial, accounting, tax and other advisors with respect to my decision to participate in the Exchange Offer.
I understand that these Terms of Election do not constitute the full Exchange Offer. The full terms of the Exchange Offer are described in the Exchange Offer document (including any documents incorporated by reference therein), these Terms of Election, my Election Form, the 2014 Incentive Plan and the applicable award agreement evidencing my replacement options.
If you would like to participate in the Exchange Offer, you must notify the Company of your election to exchange your eligible options before the Exchange Offer expires. You may notify us of your election by completing an Election Form and delivering it to the Company according to the instructions accompanying the form so that we receive it before the expiration deadline of 11:59 p.m., Eastern Time, on August 16, 2018 (or such later date as may apply if the Exchange Offer is extended). You must allow for adequate delivery time to ensure that we receive your election form by the expiration of the Exchange Offer. You can request an additional election form or notice of withdrawal by emailing optionexchange@townsquaremedia.com or contacting Chris Kitchen, Executive Vice President and General Counsel, at (203) 861-0900.
DELIVERY OF YOUR ELECTION FORM OTHER THAN IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE FORM TO TOWNSQUARE WILL NOT CONSTITUTE VALID DELIVERY. SUBMISSIONS BY ANY OTHER MEANS WILL NOT BE ACCEPTED.